UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 9, 2013

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53473	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600

Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

      .      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

      .      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2013, we appointed Willard G. McAndrew III as Chief Operating Officer.  An employment agreement with him became effective on that date.  The agreement has a term of three years and provides for a base salary of $15,000 per month.  The agreement also provides for an increase in his base salary of (i) $5,000 per month when we achieve 500 barrels of oil per day (“BOPD”) in net production (ii) an additional $5,000 per month when we achieve 750 BOPD in net production, and (iii) an additional $5,000 per month when we achieve 1,000 BOPD in net production.  He is also eligible for a discretionary annual bonus based on factors to be considered by the Board of Directors.  Further, he is to receive 500,000 stock options for each of the BOPD benchmarks described in “(i)” through “(iii)” above.  The stock options will have an exercise price of $2.09 per share and a term of five years.  The employment agreement includes a confidentiality provision and a non-compete provision.

Also on September 9, 2013, we appointed Roger N. Wurtele as Chief Financial Officer.  Under an oral agreement, we are currently paying Mr. Wurtele $10,000 per month.  We anticipate finalizing a written employment agreement with Mr. Wurtele within the next few days.

Biographical information regarding both individuals follows.

Willard G. McAndrew III – age 58 – Mr. McAndrew has forty three years of experience in the energy industry, from field operations to refining.  From December 2006 to September 2013, Mr. McAndrew served as the Chairman of the Board, CEO and President of Xtreme Oil & Gas, Inc., a company engaged in the acquisition, operation and development of oil and natural gas properties located in Texas and the southeast region of the United States.  Additionally, since April 2013, he has served as a consultant to us.  He began his career in 1969, gaining experience working for Hercules Drilling Company as a roustabout in South Louisiana.  Mr. McAndrew attended Louisiana State University and then spent two years in the United States Marine Corps.  Later, he joined Exxon Corporation Refinery’s Distillation and Specialties division in Baton Rouge, Louisiana, becoming the fourth generation in his family to work for Exxon. Mr. McAndrew has served as President and owner of several small companies that were involved in all phases of the oil and gas business from drilling, reworking, completion, leases, etc.  He has also been a consultant since 1990 to companies and is responsible for the structure, formation and marketing of partnerships and energy financing.

Roger N. Wurtele – age 66 – Mr. Wurtele is a versatile, experienced finance executive that has served as Chief Financial Officer for several public and private companies. He has a broad range of experience in public accounting, corporate finance and executive management.  Mr. Wurtele previously served as CFO of Xtreme Oil & Gas, Inc. from February 2010 to September 2013.  Since May 2013 he has worked as a financial consultant for us.  From November 2007 to January 2010, Mr. Wurtele served as CFO of Lang and Company LLC, a developer of commercial real estate projects.  He graduated from the University of Nebraska and has been a Certified Public Accountant for 40 years.

Involvement in Certain Legal Proceedings

From 2001 through May 2006, Mr. McAndrew served as the CEO, President and Director of Energy & Engine Technology, Inc., and Mr. Wurtele served as the CFO of the company.  After both Messrs. McAndrew and Wurtele left the company, it filed for bankruptcy protection in December 2006.

Certain Relationships and Related Transactions

In April 2013, we entered into a Purchase and Sale Agreement with Xtreme Oil & Gas, Inc. (“Xtreme”), of which Willard G. McAndrew III owns an equity interest of more than 10% and was Chairman and Chief Executive Officer.  The agreement provides for us to acquire certain assets of Xtreme.  Included in the agreement were the Smokey Hills Prospect in McPherson County, Kansas, the Cimarron Area Hunton Project in Logan County, Oklahoma,  and an interest in a salt water disposal facility in Seminole, Oklahoma.  Total consideration for all the properties was $1.6 million.

In connection with the transaction, we engaged Mr. McAndrew to act as a consultant to our subsidiary, Torchlight Energy, Inc., while he remained the Chairman and Chief Executive Officer of Xtreme.  Mr. McAndrew received a monthly payment of $15,000 under the consulting agreement, the term of which expired on September 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: September 10, 2013	By: /s/ John A. Brda
John A. Brda
President

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